  Exhibit 99.2

ImageWare® Reports Q1 Results and Updates Progress to Build ImageWare 2.0

San Diego (June 25, 2020) – ImageWare® Systems, Inc. (OTCQB: IWSY), a leader in biometric identification and authentication, today reported financial results for the first quarter ended March 31, 2020.

Q1 Highlights:

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Signed +$1 million in multiple agreements – expanding ImageWare’s presence in financial services and government sectors
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Kristin Taylor named President and CEO to realize profitability, drive performance and begin the monetization of the Company’s important IP portfolio
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Company granted its 23rd patent – extending its portfolio of foundational biometric patents and granting exclusive rights for key capabilities
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Launched essential reviews of all products, services, divisions and departments
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Started crucial cost cutting measures to bring burn rate into alignment with revenues

Kristin A. Taylor, President and CEO, said, “We are continuing to deftly navigate in the environment of the COVID-19 pandemic. The policies and programs are in place to help keep our teams safe and healthy, while they continue to productively work remotely.

Transformation

“Late in the first quarter we immediately began to lay a new foundation, and in the second quarter we started adding layers on what we foresee as a planned and thoughtful path to successfully build ImageWare 2.0. My goal is not to simply do things differently; but do them with a laser focus that allows us to stake leadership claims in the multi-modal biometric authentication markets. In Q2, we’ve already taken a number of meaningful steps in that direction, including:

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Updating the components of the Identity Platform (Cloud and mobile-capable)
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Transforming GoVerifyID into a BaaS (Biometrics-as-a-Service) product
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Refreshing the corporate website and creating a new self-service portal
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Building revenue producing Go-to-Market strategies in key verticals

“I look forward to reviewing progress on these actions in our Q2 report,” Taylor continued.

Broadening Initiative

ImageWare established and continues to set organizational, technology and product milestones. We are renewing our sales strategy, market positioning and product messaging, to better engage and shorten the sales cycle. Our focus continues to span government, state, local and federal, as well as serve the enterprise market, specifically in the areas of financial services, retail, manufacturing and healthcare.

The Company is developing a higher level of integration in the Identity Platform in order to capture, proof, credential and authenticate biometrics in a manner that is easy to administer and scale.  In July the Company will relaunch GoVerifyID® - our enterprise-ready application enabling users to add Cloud-based biometrics MFA (multifactor authentication) to existing infrastructure.

Q1 Results

Revenue for the first quarter ended March 31, 2020 was $796,000 compared with $931,000 for the first quarter of 2019.

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Gross profit for the first quarter 2020 was $677,000 (or 85%) versus $727,000 (78%) first quarter of 2019. The higher margin in Q1 2020 is attributable to higher 2020 sales of software as opposed to sales of professional services in the comparable 2019 period as well as ongoing cost reduction efforts.
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Net loss narrowed to ($3,124,000) for the first quarter 2020 compared with a loss of ($3,612,000) in the same period last year.
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Net loss per share was ($0.04) for the first quarter ended 2020 versus ($0.05) in the same period in 2019.

Conference Call Details

Date / Time:	Thursday, June 25th at 1:30 pm PT
Call Dial In #:	1-631-891-4304 Domestic/International (at least five minutes before start time)
Live Webcast:	http://public.viavid.com/index.php?id=140240
Audio Replay:	https://www.iwsinc.com/company/investor-relations/
(available for 90 days) or dial 1-844-512-2921 Domestic (1-412-317-6671 International); use PIN Number 10009888 from June 25, 2020, at 7:30pm ET through July 2, 2020 at 11:59 pm ET.

About ImageWare® Systems, Inc.
In 1987, ImageWare was founded to innovate imaging. After a bold start evolving silver halide photography into digital images, ImageWare built the first statewide digital booking platform for the United States law enforcement in 1998. Since then, ImageWare has evolved into the largest holder of multimodal biometrics, managing millions of identities daily. With vast experience in the government sector, ImageWare is democratizing biometrics by offering defense-grade identity and authentication solutions to the masses. By identifying the person, not a device, ImageWare is giving populations around the globe access to their important data. www.iwsinc.com

Forward-Looking Statements
Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if,” “should” and “will” and similar expressions as they relate to ImageWare Systems, Inc. are intended to identify such forward-looking statements. ImageWare may from time to time update publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in ImageWare’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Media Contact:
Jessica Belair
Veritas Lux
(310) 717-0877
jessica@veritaslux.com

Investor Relations:
Harvey Bibicoff, CEO,
Bibicoff + MacInnis, Inc.
(818) 379-8500
harvey@bibimac.com

  -Continued-

ImageWare® Systems, Inc.
SELECTED COMPARITIVE FINANCIAL HIGHLIGHTS
In thousands, except share and per share amounts
	Three Months Ended March 31,
	2020	2019
Revenue:
Product	$150	$278
Maintenance	646	653
	796	931
Cost of revenue:
Product	21	84
Maintenance	98	120
Gross profit	677	727

Operating expense:
General and administrative	983	1,107
Sales and marketing	1,058	1,005
Research and development	1,868	1,774
Depreciation and amortization	18	19
Total Operating Expenses	3,927	3,905

Loss from operations	(3,250)	(3,178)

Interest (income) expense, net	24	(22)
Change in fair value of derivative liabilities	(197)	424
Other components of net periodic pension expense	47	32
Loss before continuing operations before income taxes	(3,124)	(3,612)
Income taxes	—	—
Loss from continuing operations	(3,124)	(3,612)

Net loss	$(3,124)	$(3,612)

Preferred dividends	(1,374)	(1,294)
Net loss available to common shareholders	$(4,498)	$(4,906)

Per share data - basic
Basic income (loss) per share available to common shareholders	$(0.04)	$(0.05)
Basic weighted-average shares outstanding	116,196,197	98,398,239

-Continued-

ImageWare® Systems, Inc.
CONSOLIDATED BALANCE SHEETS
	March 31, 2020	December 31, 2019
	(Unaudited)
Assets:
Cash	$53	$1,030
Accounts receivable, net	489	657
Inventories	679	615
Stock subscription receivable	765	—
Other current assets	214	243
Property and equipment, net	198	216
Other assets	256	257
Operating lease right-of-use assets	1,822	1,906
Intangible assets, net of accumulated amortization	67	70
Goodwill	3,416	3,416
Total Assets	$7,959	$8,410

Liabilities and Shareholders' Deficit:
Current Liabilities	6,550	4,198
Pension obligation	2,265	2,256
Lease liabilities - long term	1,611	1,716
Other long-term liabilities	118	118
Mezzanine Equity	9,059	8,884
Shareholders’ Deficit	(11,644)	(8,762)
Total Liabilities and Shareholders’ Deficit	$7,959	$8,410